Weinberg & Company, P.A.
                                  [lETTERHEAD]

                  CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the November 22, 2000 Form S-8 of TrimFast Group, Inc. our report for the year ended December 31, 1999 and 1998 dated March 10, 2000 (except for paragraph 3 of Note 9(I) as to which the date is April 25, 2000 and paragraph 4 of Note 8(c), paragraph 7 of Note 8(D) and Note 15 as to which the date is May 3, 2000) relating to the consolidated financial statements of TrimFast Group, Inc. and Subsidiaries which reports appear in the Annual Report on Form 10-KSB, as amended for the year ended December 31, 1999, of TrimFast Group, Inc. and to the reference to our Firm under the heading "Experts" in the Form S-8.


                                                WEINBERG & COMPANY, P.A.
                                                Certified Public Accountants



Boca Raton, Florida
November 22, 2000